Exhibit 99.1

Contacts:

Media	Investor Relations
Robert C. Ferris	Mark Macaluso
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	mark.macaluso@honeywell.com

HONEYWELL PRESIDENT AND CHIEF OPERATING OFFICER DARIUS ADAMCZYK ELECTED TO COMPANY’S BOARD OF DIRECTORS

Election Marks Important Step in Adamczyk’s Transition to Chief Executive Officer

on March 31, 2017

MORRIS TOWNSHIP, N.J., December 12, 2016 – Honeywell (NYSE: HON) announced today that its President and Chief Operating Officer Darius Adamczyk has been elected to the Company’s Board of Directors effective immediately.

Earlier this year, Honeywell announced that Adamczyk, 50, would be the successor to current Chief Executive Officer Dave Cote beginning on March 31, 2017. Cote will continue as Executive Chairman of Honeywell until the Company’s Annual Shareowners Meeting in April 2018.

“Darius’ election to Honeywell’s Board of Directors is another important step in his transition to CEO in 2017,” said Honeywell Chairman and CEO Dave Cote. “Darius’ independent thinking, proven growth track record, and strategic insights into Honeywell’s business strategies, its global operations, and strengthening position as a software-industrial company are already contributing to Honeywell’s success. His election in advance of his becoming CEO is a strong statement of support by the Board in Darius’ development as the future leader of our company and their confidence in his ability to continue our track record of success.”

“I am honored to have been elected to the Board,” said Honeywell President and Chief Operating Officer, Darius Adamczyk. “Dave and the Board have been incredibly supportive of me throughout this transition and I am grateful for their willingness to provide guidance during this process. The opportunity to join the Board at this time will help accelerate my transition and ensure alignment with Dave and the Board as I work to ensure the continuation of Honeywell’s outstanding performance over the past 15 years.”

Read Adamczyk’s bio for more background information.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; turbochargers; and performance materials. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

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Honeywell Internal

Honeywell Elects Adamczyk to Board of Directors - 2

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

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Honeywell Internal